Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form 1-A Regulation A Offering Statement of our report dated August 11, 2023, relating to our audit of the financial statements of Alternative Ballistics Corporation as of December 31, 2022 and 2021, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
The Woodlands, Texas
March 27, 2024